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                                  Exhibit 12

                 Premiere Technoligies, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                       (in thousands, except ratio data)
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                                                                                                  Nine-Months Ended
                                                       Year Ended December 31                        September 30
                                       ----------------------------------------------------      -------------------
                                          1992       1993        1994       1995      1996         1996       1997
                                       ----------------------------------------------------      -------------------
Income (Loss) From Continuing
  Operations Before Income Taxes        $(3,942)   $(5,638)   $(17,373)   $ 4,186   $ 4,889       $  (28)   $(43,817)

Total Fixed Charges Included in
  Income (Loss) From Continuing
  Operations Before Taxes                 2,632      6,322       7,129      7,435     7,256        5,446       7,549
                                       ----------------------------------------------------       ------------------
Income Available for Fixed Charges       (1,310)       684     (10,244)    11,621    12,145        5,418     (36,268)
                                       ====================================================       ==================

Fixed Charges Interest Expense            1,880      4,882       4,658      4,812     4,498        3,377       4,549

Interest Component of Rent Expense          752      1,440       2,471      2,623     2,758        2,069       3,000

Preferred Stock Dividends                    -          -          320        308        29           29           -
                                       ----------------------------------------------------       ------------------

Total Fixed Charges                       2,632      6,322       7,449      7,743     7,285        5,475       7,549
                                       ----------------------------------------------------       ------------------

Ratio of Earnings to Fixed Charges        (0.50)      0.11       (1.38)      1.50      1.67         0.99       (4.80)

Income From Continuing Operations
  Before Income Taxes Needed to
  Cover Fixed Charges                    $3,942     $5,638     $17,373    $    -    $    -        $   28    $ 43,817

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